Exhibit 4.5

PREFERRED SHAREHOLDER AGREEMENT

This Preferred Shareholder Agreement (this “Agreement”) dated November 26, 2014 (“Effective Date”) is entered into by and among (a) Collegium Pharmaceutical, Inc., a Virginia corporation (the “Company”), (b) Boston Millennia Partners (as defined below), and (c) the Other Major Preferred Holders (as defined below).

WHEREAS, the Company completed on November 14, 2014 the initial closing of the issuance and sale of certain convertible promissory notes (“Notes”) to certain existing investors of the Company pursuant to the terms of the certain Convertible Note Purchase Agreement dated as of November 14, 2014 by and among the Company and purchasers of Notes party thereto (the “2014 Bridge Financing”);

WHEREAS, the Company will need to continue after the 2014 Bridge Financing to raise working capital through the issuance and sale of securities in one or more private placement transactions in which the Other Major Preferred Holders may participate as investors (“Future Financings”);

WHEREAS, Boston Millennia Partners II Limited Partnership, Boston Millennia Partners II-A Limited Partnership, Boston Millennia Partners GmbH & Co. KG, Strategic Advisors Fund Limited Partnership and Boston Millennia Associates II Partnership (collectively, “Boston Millennia Partners”) together hold more than 1,000,000 shares of the Company’s Preferred Stock and are subject to the “Special Mandatory Conversion” provisions of Article Fourth, Part D, Section 5A (the “Special Mandatory Conversion Provision”) of the Company’s Articles of Incorporation, as amended (the “Charter”);

WHEREAS, pursuant to the Charter, the holders of at least sixty percent (60%) of the voting power of the outstanding shares of the Company’s Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, voting or consenting together as a single class on an as-converted to Common Stock basis, have the voting power to waive the Special Mandatory Conversion provisions;

WHEREAS, Longitude Venture Partners, L.P., Longitude Capital Associates, L.P., Skyline Venture Partners V, L.P.  and Frazier Healthcare VI, L.P.  (collectively, the “Other Major Preferred Holders”) as a group hold greater than sixty percent (60%) of the voting power of the outstanding shares of the Company’s Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, voting or consenting together as a single class on an as-converted to Common Stock basis; and

WHEREAS, subject to certain conditions set forth herein, the Other Major Preferred Holders agree that they will vote their shares to waive application of the Special Mandatory Conversion Provision or other similar conversion provisions or other devices or mechanisms that may be adopted that are intended to incentivize the continued investment in the Company by existing holders of the Company’s Preferred Stock (collectively, “Pay to Play Provisions”).

NOW THEREFORE, intending to be legally bound, and in consideration of the mutual agreements contained herein, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Definitions.

1.1.                            “2014 Bridge Financing First Tranche” means the initial closing of the 2014 Bridge Financing, plus the closing of the BMP Bridge Amount.

1.2.                            “Affiliate” means of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.3.                            “BMP Bridge Amount” means $754,828.55.

1.4.                            “BMP Maximum Future Pro Rata Amount” means $453,509.09.

1.5.                            “Investor” means each of Boston Millennia Partners and the Other Major Preferred Holders.

1.6.                            “Maximum Amount” means $13,791,662.36.

1.7.                            “Pro Rata Amount” shall mean the product of (i) 19.21% and (ii) the aggregate dollar amount of capital invested by the Other Major Preferred Holders (other than the 2014 Bridge Financing First Tranche).

1.8.                            “Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

1.9.                            “Shares” means and includes any securities of the Company the holders of which are entitled to vote, including without limitation, all shares of Common Stock and Preferred Stock, by whatever name called, now owned or subsequently acquired by an Investor, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

2.                                      Conditional Waiver of Pay-to-Play Provisions.

2.1.                            Conditional Waiver.  Subject to Section 2.2 and Section 2.3, each Other Major Preferred Holder hereby agrees to vote the Shares that such Other Major Preferred Holder owns or over which such Other Major Preferred Holder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) to waive the Special Mandatory Conversion and any Pay-to-Play Provisions that may be implemented in the future, if any, in connection with Future Financings (the “Conditional Waiver”).

2.2.                            Condition Precedent to Waiver.  The effectiveness of the Conditional Waiver set forth in Section 2.1 above, shall be subject to the satisfaction or occurrence of the following condition (the “Condition Precedent”):

i.                                          Boston Millennia Partners and its Affiliates investing the full BMP Bridge Amount in the 2014 Bridge Financing.

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2.3.                            Conditions to Continued Waiver.  Each Other Major Preferred Holder agreement to vote the Shares that such Other Major Preferred Holder owns or over which such Other Major Preferred Holder otherwise exercises voting power, in accordance with the Conditional Waiver shall be subject to the satisfaction or occurrence of the following conditions (the “Future Financing Condition”):

i.                                          With respect to any Future Financing (other than in respect of the 2014 Bridge Financing First Tranche), Boston Millennia Partners and its Affiliates must invest or have previously invested at least an amount equal to the lesser of (a) their Pro Rata Amount or (b) the BMP Maximum Future Pro Rata Amount.

2.4.                            Expiration.  The Conditional Waiver shall automatically terminate and expire, and the Other Major Preferred Holders will have no obligation to vote the Shares such Other Major Preferred Holder owns or over which such Other Major Preferred Holder otherwise exercises voting power in accordance with the Conditional Waiver, on the earliest of the following:  (a) the failure to satisfy or non-occurrence of the Condition Precedent, (b) the failure to satisfy or the non-occurrence of the Future Financing Condition and (c) such time as the aggregate amount invested by the Other Major Preferred Holders in the aggregate of (x) the 2014 Bridge Financing First Tranche, plus (y) any Future Financings is equal to the Maximum Amount.

3.                                      Approval of Future Financings: Subject to approval of any Future Financings by (i) the Company’s Board of Directors and (ii) the holders of at least sixty percent (60%) of the voting power of the then outstanding shares of the Company’s Preferred Stock approving Future Financings (“Approving Investors”‘}, then each of the Investors party hereto agrees:  (a) with respect to all Shares that such Investor owns or over which such Investor otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, Future Financings (together with any related amendment to the Company’s certificate of incorporation in connection with Future Financings, including, without limitation, any amendment for implementing any Pay to Play Provision in connection with Future Financings); and (b) to execute and deliver all related documentation and take such other action in support of Future Financings as shall reasonably be requested by the Company or the Approving Investors in order to carry out the terms and provision of this Section 4.  including, without limitation, executing and delivering any purchase agreement, shareholder agreement, consent, waiver, governmental filing, and any similar or related documents, including, without limitation, any agreement for implementing any Pay to Play Provision agreed to in connection with Future Financings.

4.                                      Miscellaneous.

4.1.                            Amendment.  Any provision of this Agreement may be amended by a written agreement signed by the Company and all of the Investors.

4.2.                            Severability.  In the event that any court or any governmental authority or agency declares all or any part of any section of this Agreement to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any other section of this Agreement, and in the event that only a portion of any section is so declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate the balance of such section.

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4.3.                            Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.4.                            Notices.  All communications in connection with this Agreement shall be in writing and shall be deemed properly given if hand delivered, or sent by facsimile with verified receipt, or sent by overnight courier with adequate evidence of delivery or sent by registered or certified mail, return receipt requested, addressed to such entity’s address as shown on the books of the Company or its transfer agent, and if to the Company, at its principal office, or such other address or persons as the recipient shall have designated to the sender by a written notice given in accordance with this Section 4.4.  Any notice called for hereunder shall be deemed given when received.

4.5.                            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

4.6.                            Counterparts.  This Agreement may be executed in two or more counterparts, each which shall be deemed an original but all of which shall together constitute one and the same instrument.  Facsimile signatures may be relied upon as and deemed to be originals for the purposes of effecting the provisions of this Agreement.

4.7.                            Headings.  The headings used herein are solely for the convenience of the parties and shall not serve to modify or interpret the text of the Sections at the beginning of which they appear.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Preferred Shareholder Agreement as of the date first written above

THE COMPANY:

COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ Michael Heffernan
Name:	Michael Heffernan
Title:	Chief Executive Officer

OTHER MAJOR PREFERRED HOLDERS:

LONGITUDE VENTURE PARTNERS, L.P.
a Delaware Limited Partnership

	By:	Longitude Capital Partners, LLC
Its General Partner

By:	/s/ Patrick Enright
Name:	Patrick Enright
Title:	Managing Member

LONGITUDE CAPITAL ASSOCIATES, L.P.
a Delaware Limited Partnership

	By:	Longitude Capital Partners, LLC
Its General Partner

By:	/s/ Patrick Enright
Name:	Patrick Enright
Title:	Managing Member

[Signature Page to Preferred Shareholder Agreement]

OTHER MAJOR PREFERRED HOLDERS (continued):

SKYLINE VENTURE PARTNERS V, L.P.

By:	Skyline Venture Management V, LLC
Its:	General Partner

By:	/s/ John G. Freund
John G. Freund, Managing Director

FRAZIER HEALTHCARE VI, LP
By FHM VI, LP, its general partner
By FHM VI, LLC, its general partner

By:	/s/ Patrick Heron
Name:	Patrick Heron
Title:	Manager

[Signature Page to Preferred Shareholder Agreement]

BOSTON MILLENNIA PARTNERS:

BOSTON MILLENNIA PARTNERS II LIMITED PARTNERSHIP
By:	Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
General Partner

BOSTON MILLENNIA PARTNERS II-A LIMITED PARTNERSHIP
By:	Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
General Partner

BOSTON MILLENNIA PARTNERS GMBH & CO. KG
By:	Boston Millennia Verwaltunge GmbH

By:	/s/ Martin J. Hernon
Managing Director

BOSTON MILLENNIA ASSOCIATES II PARTNERSHIP

By:	/s/ Martin J. Hernon
General Partner

STRATEGIC ADVISORS FUND LIMITED PARTNERSHIP
By:	Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
General Partner

[Signature Page to Preferred Shareholder Agreement]